EX-99.28(i)

October 17, 2019

Investment Managers Series Trust II
235 West Galena Street
Milwaukee, Wisconsin 53212

Re:	Investment Managers Series Trust II

Ladies and Gentlemen:

We have acted as counsel to Investment Managers Series Trust II (the “Trust”), a Delaware statutory trust, in connection with Post-Effective Amendment Number 197 to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 17, 2019 (the “Registration Statement”), with respect to the issuance of Class A Shares, Class C Shares, Class I Shares, and Class R-1 Shares of beneficial interest (collectively, the “Shares”), as applicable, of each series of the Trust listed on Schedule A hereto (collectively, the “Funds”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)	A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust dated August 13, 2013, as filed with the Secretary of State on August 20, 2013 (the “Certificate of Trust”);

(c)	Copies of the Trust’s Agreement and Declaration of Trust dated September 16, 2013 (the “Declaration”), the Trust’s By-Laws, as amended (the “By-Laws”), and the resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Funds (the “Resolutions”), each certified as such by an authorized officer of the Trust; and

(d)	A printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Certificate of Trust, the Declaration, the By-Laws, and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares, and will be in full force and effect on the date of issuance of such Shares.

Morgan, Lewis & Bockius llp 600 Anton Boulevard Suite 1800 Costa Mesa, CA 92626-7653 United States	+1.714.830.0600 +1.714.830.0700

Investment Managers Series Trust II

October 17, 2019

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law that any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the By-Laws, the Resolutions, and the Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Investment Managers Series Trust II

October 17, 2019

Schedule A

•	AXS Multi-Strategy Alternatives Fund (Class I Shares and Class R-1 Shares)
•	AXS Alternative Growth Fund (Class A Shares and Class I Shares)
•	AXS Managed Futures Strategy Fund (Class A Shares, Class C Shares and Class I Shares)
•	AXS Aspect Core Diversified Strategy Fund (Class A Shares, Class C Shares and Class I Shares)
•	AXS Chesapeake Strategy Fund (Class A Shares, Class C Shares and Class I Shares)
•	AXS IPM Systematic Macro Fund (Class I Shares)